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                                                            EXHIBIT 3.5


                   CERTIFICATE OF DESIGNATION,PREFERENCES AND
                      RIGHTS OF CLASS C PREFERRED STOCK OF
                             ANKER COAL GROUP, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

      The undersigned, being the duly appointed President and Secretary of Anker Coal Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a class of 1,000 shares of preferred stock designated as Class C Preferred Stock.

      NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, there is hereby established a class of the preferred stock of the Corporation, $13,000 par value per share, which class shall be designated as "CLASS C PREFERRED STOCK," and which shall consist of 1,000 shares and which shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and other rights, qualifications, limitations and restrictions.

1.   Dividend Rights.

      a. The holders of record of the Class C Preferred Stock shall be entitled to receive, as and when declared by the directors, dividends as follows: cumulative preferential dividends in an amount equal to four percent (4%) of the Excess Gross Realization from Area A Coal (as hereinafter defined) during the immediately preceding calendar year, or during so much of such calendar year as such holders' shares of Class C Preferred Stock were outstanding, and no more, such dividends to accrue whether or not declared and be cumulative from said date and to be payable annually no later than February 15 of each year or, if February 15 is not a day when banks are open for business in Pittsburgh, Pennsylvania, the next succeeding business day. Such dividends shall be cumulative and no dividend shall be declared, paid or set apart for payment upon any equity securities issued by the Corporation other than the Corporation's Class D Preferred Stock, nor shall any equity securities of the Corporation be redeemed, unless all then unpaid and accumulated dividends on the Class C Preferred Stock up to and including the dividend payment of the last completed period for which such dividends shall be payable shall have been declared and paid or set apart for payment. Dividends on account of arrearages for any past dividend may be declared and paid at any time without reference to any regular dividend payment date.
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     b. As used in this Section 1, the following terms shall have the following meanings: Excess Gross Realization from Area A Coal during the calendar year means Gross Realization from Area A Coal in excess of 1.35 million tons during such calendar year. Gross Realization from Area A Coal means the aggregate sale price obtained by the Area A Mining Companies (as hereinafter defined), f.o.b. rail or truck at the loading point, for all Area A Coal produced and sold by the Area A Mining Companies and the sale of which was accrued on the books of the Area A Mining Companies during such calendar year. Area A Coal means coal which has been produced from the reserves identified as Area A in that certain Area A Designation Agreement made as of the 28th day of December, 1995, between Anker Group, Inc. and Heather Glen Resources, Inc., a West Virginia corporation (the "Area A Designation Agreement") and which are owned, leased or subleased by the Corporation or any Subsidiary (as hereinafter defined) at the Time of Designation as defined in the Area A Designation Agreement. A copy of the Area
A Designation Agreement is on file in the office of the Secretary of the Corporation and shall be made available without charge to any stockholder of record of the Corporation upon request. All references in the Area A
Designation Agreement to Exhibit A thereto shall be deemed to apply to this
Section 1. As used in this Section 1, Subsidiary means a corporation, limited liability company, partnership or other entity which is, directly or indirectly, majority owned by the Corporation.

     c. As used in this Section 1, Area A Mining Companies means one or more of the following: (a) the Corporation or a Subsidiary where the Corporation or such Subsidiary owns, leases or subleases coal reserves in Area A and is engaged in the extraction of such coal, whether directly through the conduct of mining operations or indirectly through the employment of contract miners, and (b) a person or entity other than the Corporation or a Subsidiary which leases or subleases coal reserves in Area A from the Corporation or a Subsidiary, extracts such coal and sells it to the Corporation or a Subsidiary.

     d. The holders of record of the Class C Preferred Stock shall be entitled to receive, as and when declared by the directors, special dividends as follows:
In the event that a Mineral Property Transfer (as hereinafter defined) occurs, a special dividend shall be payable in an amount calculated as hereinafter set forth, and no more, each such special dividend to accrue and be cumulative from the date of the Mineral Property Transfer or Subsequent Payment (as hereinafter defined) giving rise thereto and to be payable, except as otherwise provided in this paragraph with respect to a Subsequent Payment, no later than forty-five
(45) days following the date of such Mineral Property Transfer. As used in this
Section 1(d), the term Mineral Property Transfer means a sale, lease, sublease or other transfer by the Corporation or a Subsidiary to a transferee other than the Corporation or a Subsidiary of Mineral Property (as hereinafter defined) for an aggregate consideration greater than $500,000. As used in this Section 1(d), the term Mineral Property means mineral property in Upshur County designated as Mineral Property in the Area A Designation Agreement. Each special dividend payable in the event of a Mineral Property Transfer shall be calculated by dividing the total acreage of Mineral Property at the Time of Designation (consisting of 28,051 acres) into the number of acres of Mineral Property transferred pursuant to such Mineral Property Transfer, and multiplying the result by the Sales Price (as hereinafter defined). As used in this Section 1(d), Sales Price means the consideration

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paid to the Corporation or a Subsidiary in consideration for such Mineral
Property Transfer. In the event that all or any portion of the consideration received for Mineral Property is not monetary, the Sales Price shall include the Fair Market Value of such non-monetary consideration. In the event that Mineral Property is leased or subleased by the Corporation or a Subsidiary and any portion of the consideration to the Corporation or such Subsidiary is payable as lease payments, royalties or otherwise over the term of the lease or sublease ("Subsequent Payments"), then in such event, unless the Corporation determines that the aggregate Subsequent Payments for such Mineral Property will exceed $500,000, the Corporation or such Subsidiary shall obtain from an independent surveyor or appraiser an estimate of the Subsequent Payments for such Mineral Property, and in the further event that the Corporation or such subsidiary or such independent surveyor or appraiser determines that the consideration including the aggregate Subsequent Payments for such Mineral Property will exceed $500,000, then the special dividend with respect to any portion of the Sales Price which constitutes a Subsequent Payment shall be payable within sixty
(60) days after the end of the calendar year in which each such Subsequent Payment was received and shall be calculated by dividing the total acreage of Mineral Property at the Time of Designation (consisting of 28,051 acres) into the number of acres of Mineral Property transferred in consideration for such Subsequent Payment, and multiplying the result by each such Subsequent Payment. As used in this Section 1(d), the term Fair Market Value means the monetary amount which would be obtained in an arm's-length free market transaction. Any such special dividend shall be cumulative and no dividend shall be declared, paid or set apart for payment upon any equity securities issued by the Corporation other than the Corporation's Class D Preferred Stock, nor shall any equity securities of the Corporation be redeemed, unless all then unpaid and accumulated special dividends on the Class C Preferred Stock shall have been declared and paid or set apart for payment.

     2.   Rights on Liquidation and Ranking.

     a. In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among stockholders for the purpose of winding up its affairs (the foregoing, a "Liquidation"), the holders of the Class C Preferred Stock shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of the Common Stock of the Corporation, be entitled to receive a sum equal to $13,000 per share less the aggregate amount of any special dividends previously paid on such share pursuant to Section 1(d) (the "Class C Liquidation Value") together with all accrued and unpaid dividends (which for such purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Class C Liquidation Value, and paid within 45 days following the date of distribution of the Class C Liquidation Value) other than special dividends payable pursuant to Section 1(d). After payment to the holders of the Class C Preferred Stock of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation. In the event the amounts above provided for cannot be paid in full as above provided in respect of the Class C Preferred Stock then outstanding, the holders of shares of

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Class C Preferred stock then outstanding shall share ratably in any amounts available for such payments.

     b. With regard to rights to receive distributions upon liquidation of the Corporation, Class C Preferred Stock shall rank (i) junior to the Class D Preferred Stock of the Corporation, (ii) senior to the Class A and B Preferred Stock of the Corporation and (iii) senior to the Common Stock of the Corporation.

3.   Voting Rights.

     Except as otherwise provided by law, the holders of the Class C Preferred Stock shall have no voting rights on matters put to a vote of the stockholders of the Corporation.

4.   Redemption.

     In the event the Corporation elects at any time to redeem shares of the Class C Preferred Stock, the Corporation shall redeem the shares at a price equal to the Class C Liquidation Value together with all accrued and unpaid dividends (which for such purpose shall be calculated from the expiration of the last period for which dividends have been paid up to and including the date of distribution of the Class C Liquidation Value, and paid within 45 days following the date of distribution of the Class C Liquidation Value) other than special dividends payable pursuant to Section 1(d). The holders of shares of the Class C Preferred Stock shall not have the right at any time to require the redemption of such shares.

     RESOLVED FURTHER, that the President, the Executive Vice President, the Secretary and the Assistant Secretary of the Corporation are each authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, execute and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolutions.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate as of this 9th day of August, 1996.


                                         /s/ JOHN J. FALTIS
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                                         John J. Faltis, President



                                         /s/ BRUCE SPARKS
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                                         Bruce Sparks, Secretary

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